Exhibit 99.3

LOCK-UP AGREEMENT

January 5, 2010

Euro Pacific Capital Inc.
88 Post Road West, 3rd Floor
Westport, CT 06880

Ladies and Gentlemen:

In order to induce Euro Pacific Capital, Inc. (the “Euro Pacific”) to act as lead placement agent agreement of Link Resources, Inc., a Nevada corporation (the “Company”), with respect to a private placement (the “Placement”) of the Company’s units, each consisting of an eight (8%) percent convertible promissory note and a common stock purchase warrant (each, a “Unit”), the undersigned hereby agrees that until 18 months following the date of the initial closing of Placement (the “Lock-up Period”), the undersigned will not, without the prior written consent of Euro Pacific (such consent not to be unreasonably withheld, conditioned or delayed), directly or indirectly: (i) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of common stock of the Company (the “Common Stock”) or securities convertible into or exercisable or exchangeable for Common Stock (including, without limitation, shares of Common Stock or any such securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations promulgated under the Securities Act of 1933, as the same may be amended or supplemented from time to time (such shares or securities, the “Beneficially Owned Shares ”); (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with respect to any Beneficially Owned Shares, or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Beneficially Owned Shares, Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, whether or not such transaction is to be settled by delivery of Beneficially Owned Shares, other securities, cash or other consideration; or (iii) engage in any short selling of any Beneficially Owned Shares, Common Stock or securities convertible into or exercisable or exchangeable for Common Stock. Defined terms not otherwise defined in this Lock-up Agreement shall have the meanings set forth in the Securities Purchase Agreement by and between the Company and each Purchaser, dated as January 5, 2010 (the “Securities Purchase Agreement”).

If (i) the Company issues an earnings release or material news or a material event relating to the Company occurs during the last seventeen (17) days of the Lock-up Period, or (ii) prior to the expiration of the Lock-up Period, the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the Lock-up Period, the restrictions imposed by this Agreement shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Notwithstanding the foregoing, the undersigned may sell or otherwise transfer shares of Common Stock or Beneficially Owned Shares during the undersigned’s lifetime or on death by will or intestacy to the undersigned’s immediate family or to a trust, the beneficiaries of which are exclusively the undersigned and a member or members of the undersigned’s immediate family, provided that the transferee thereof agrees to be bound by the restrictions set forth herein.

The undersigned hereby authorizes the Company during the Lock-up Period to cause any transfer agent for the Beneficially Owned Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, Common Stock, securities convertible into or exercisable or exchangeable for Common Stock or Beneficially Owned Shares subject to restriction hereunder for which the undersigned is the record holder and, in the case of Common Stock, securities convertible into or exercisable or exchangeable for Common Stock or Beneficially Owned Shares for which the undersigned is the beneficial but not the record holder, agrees during the Lock-up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Common Stock, securities convertible into or exercisable or exchangeable for Common Stock or Beneficially Owned Shares subject to restriction hereunder.

The undersigned hereby represents and warrants to Euro Pacific and the Company that the undersigned has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms.  Upon request, the undersigned will execute any additional documents necessary in connection with enforcement hereof.  Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned from the date first above written.

This agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.  Delivery of a signed copy of this letter by facsimile or other electronic transmission shall be effective as delivery of the original hereof.

/s/ Hongwei QU
Hongwei QU